EXHIBIT 10.01

June 10, 2006

PERSONAL AND CONFIDENTIAL

Mark Florence

23 Joseph Road

Shrewsbury, MA 01545

Dear Mark:

I am very pleased to offer you a position on my Executive Staff as Cambridge Heart’s Vice President, Sales and Marketing. As discussed the offer is made in accordance with the following terms:

1.	Salary: You will be paid twice monthly at the rate of $7,291.67 (annualized $175,000 per year) per pay period.

2.	Bonus 2006: You will be paid 3% of all sales in EXCESS of $[*****] over the final 6 months of the year (e.g. If the company has sales of $[*****] from July 1-Dec 31, 2006 you will receive 3% of the [*****] or $[*****].

3.	Severance: In the event the Company terminates your employment without cause, you will receive severance pay at your salary rate for a period of six months. A detailed severance letter has been emailed to you.

4.	Stock Options: You will receive an incentive stock option for 400,000 shares of common stock with 1/3 vesting at each anniversary of your start date. The exercise price of these options will be the closing price of the stock on your start date. This grant is subject to approval by the Stock Option Committee of the Board of Directors. Acceleration of vesting on change of control is discussed on the attached severance agreement

5.	Benefits: You will be entitled to our standard major medical and hospitalization and dental benefits and plus any other benefits as they are generally made available to employees.

6.	Vacation: Three weeks of paid vacation per year .

7.	Confidentiality, Non-compete and Non-solicitation: You will be required to sign the Company’s standard form of confidentiality, non-compete and non-solicitation agreement (already sent).

We will go over benefits and other matters pertinent to your employment in greater detail during your orientation. Please bring proof of citizenship and eligibility to work in the United States with you on your first day of work. A driver’s license and social security card (or birth certificate) will suffice. You should also be aware that this offer or any verbal and written statements made to you by any employee or agent of Cambridge Heart is in no way a guarantee of employment for any specified length of time.

Please confirm your acceptance and your agreement to a start date of July 10, 2006 by signing a copy of this letter below and returning it to me. As we discussed I understand that you may need to delay your start date for up to two weeks. My preference would be to have you on board for July 10. If you do delay the start date then your options will be priced as per section 4 above.

Thanks and welcome aboard. I are very pleased to have you as a member of the Cambridge Heart team and look forward to your contributions.

Sincerely,

/s/    David C. Chazanovitz

David Chazanovitz

President & CEO

Accepted:	/s/ Mark Florence Date:

                  Mark Florence